Exhibit (a)(5)(i)

For More Information Contact:

Scott Tagliarino

(212) 974-6000

(917) 922-2364 (cell)

ELLIOTT COMMENCES TENDER OFFER FOR EPICOR SOFTWARE

FOR $9.50 PER SHARE IN CASH

NEW YORK (October 15, 2008) – Elliott Associates, L.P., a major shareholder of Epicor Software Corporation (NASDAQ: EPIC) that already owns collectively with its affiliated funds 10.2% of the common stock of the company, today announced that it has commenced a cash tender offer for all outstanding shares of common stock of Epicor in furtherance of Elliott’s previously announced proposal to acquire the company.  The complete terms, conditions and other details of Elliott’s offer will be filed later today with the U.S. Securities and Exchange Commission.

Under the terms of the tender offer, Elliott is offering, through a wholly-owned subsidiary, to acquire Epicor for $9.50 per share in cash, or an aggregate of approximately $529 million.  This offer represents a 39.7% premium to Epicor’s close of $6.80 yesterday, a 20% premium to Epicor’s close of $7.89 on September 30, 2008 (the last trading day before Elliott submitted its proposal in writing to Epicor) and a 25% premium to the trailing 60-day closing price as of such date.

The offer and withdrawal rights are scheduled to expire at 11:59 p.m. , New York City time on Wednesday, November 12, 2008, unless the offer is extended.

The offer will be conditioned upon, among other things, a majority of Epicor’s shares of common stock on a fully diluted basis being tendered and not withdrawn, Epicor’s Board having rendered inapplicable its Rights Agreement, waiver of certain statutory provisions by Epicor and other customary conditions.  Elliott’s proposal is a fully financed, all-cash transaction and is not subject to any financing condition. Elliott does not anticipate any significant regulatory issues that would prevent its completion.

The complete terms and conditions will be set out in the Offer to Purchase, which will be filed with the U.S. Securities and Exchange Commission today.  Epicor stockholders may obtain copies of all of the offering documents, including the Offer to Purchase, free of charge at the SEC’s website (www.sec.gov) or by directing a request to MacKenzie Partners, Inc., the Information Agent for the offer, collect at (212) 929-5500 or toll-free at (800)-322-2885.  You may also email MacKenzie Partners, Inc. at tenderoffer@mackenziepartners.com.

Paul, Weiss, Rifkind, Wharton & Garrison LLP, is acting as legal counsel to Elliott Associates.

About Elliott Associates

Elliott Associates, L.P. and its sister fund, Elliott International, L.P. have more than $14 billion of capital under management.  Founded in 1977, Elliott is one of the oldest hedge funds under continuous management.  The Elliott funds’ investors include large institutions, high-net-worth individuals and families, and employees of the firm.

All trademarks used or mentioned in this release are protected by law.

MacKenzie Partners, Inc. (Information Agent for the offer)

Phone: Stockholders call toll-free at (800) 322-2885 or collect at (212) 929-5500.  You may also email MacKenzie Partners, Inc. at tenderoffer@mackenziepartners.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS.  ALL STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE NOT CLEARLY HISTORICAL IN NATURE OR THAT NECESSARILY DEPEND ON FUTURE EVENTS ARE FORWARD-LOOKING, AND THE WORDS “ANTICIPATE,” “BELIEVE,” “EXPECT,” “ESTIMATE,” “PLAN,” AND SIMILAR EXPRESSIONS ARE GENERALLY INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS.  THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS OF ELLIOTT AND ITS AFFILIATES AND

CURRENTLY AVAILABLE INFORMATION.  THEY ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE CERTAIN RISKS AND UNCERTAINTIES THAT ARE DIFFICULT TO PREDICT AND ARE BASED UPON ASSUMPTIONS AS TO FUTURE EVENTS THAT MAY NOT PROVE TO BE ACCURATE. ELLIOTT DOES NOT ASSUME ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER FOR EPICOR’S COMMON STOCK.  THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY ELLIOTT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON OCTOBER 15, 2008.  THESE MATERIALS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.  INVESTORS AND STOCKHOLDERS CAN OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY ELLIOTT WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV.  THE TENDER OFFER MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS, INC.  COLLECT AT (212) 929-5500 OR TOLL-FREE AT (800) 322-2885.  YOU MAY ALSO EMAIL MACKENZIE PARTNERS, INC.  AT TENDEROFFER@MACKENZIEPARTNERS.COM.

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